P&G

                                                    THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202


                                                    FOR IMMEDIATE RELEASE


                             FTC CLEARANCE RECEIVED

                 P&G To Close Gillette Acquisition On October 1
                 ----------------------------------------------

         CINCINNATI, September 30, 2005 - The Procter & Gamble Company (NYSE:
PG) was informed that the Federal Trade Commission has cleared the proposed acquisition of the Gillette Company.

         "We are excited that we can now move on to the Gillette closing and integration," said A.G. Lafley, P&G chairman, president, and chief executive. "The addition of Gillette will broaden our line-up to 22 brands with over a billion dollars in sales and will take us into new product areas, creating tremendous new opportunities to bring great products to consumers, great value to customers and increase shareholder value."

         As part of the regulatory review process, the FTC is requiring several divestitures in categories where the companies have overlapping businesses. Prior to closing, P&G was required to divest SpinBrush, a battery powered toothbrush. Earlier this month, P&G announced an agreement to divest SpinBrush to Church & Dwight. Following closing, the company will divest Rembrandt, a Gillette oral care product line, and Right Guard, a Gillette deodorant. Additionally, the company will make Soft & Dri and Dry Idea, Gillette deodorant brands, available for purchase by the Right Guard buyer. The company will move ahead with the process for the other required divestitures during the October to December quarter.

         Now that the deal has received regulatory clearance in the U.S. and EU, the company expects the acquisition to become effective on October 1.

         On October 3, the first business day P&G and Gillette will operate jointly, the combined company will hold its first analyst meeting, 1:00 PM ET at the New York Stock Exchange. P&G Chairman, President and Chief Executive A.G. Lafley and Chief Financial Officer Clayton C. Daley, Jr., will provide further information on the closing and our plans going forward. There will be a live webcast of the meeting as well.

         Media and investors may access the live audio webcast at www.pg.com/investors beginning at 1:00 PM ET. The webcast will also be available for replay.

ABOUT P&G
---------

         Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Dawn(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R), Head & Shoulders(R), and Wella. The P&G community consists of almost 110,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

         All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company's merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of the Gillette transaction; (3) the ability to manage and maintain key customer relationships;
(4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the Company's announced plan to repurchase shares of the Company's stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

                                      # # #

P&G MEDIA CONTACTS:
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In the US: Corporate Media Center 1-866-PROCTER (1-866-776-2837)

International: 1-513-945-9087

Due to NYSE security measures, media interested in attending the October 3 meeting must register in advance. Please contact Vicky Mayer to register for the meeting (mayer.va@pg.com or 513.983.9514). Please note: While media may attend the meeting, ONLY analysts will be permitted to ask questions during the session. A pool feed will be available for video recording of prepared remarks. NO VIDEO CAMERAS WILL BE PERMITTED INSIDE THE ROOM. An audio "press box" connection and video distribution amplifier will be available in an adjacent room. Broadcast media should bring a video recording device capable of accepting a composite "line in" video signal.

INVESTOR RELATIONS CONTACT:
--------------------------

Chris Peterson:  1-513-983-2414

Due to NYSE security measures, analysts and investors interested in attending the October 3 meeting must register in advance. Please contact Helen Bushnell-Delaney to register for the meeting. (bushnelldelaney.hp@pg.com or 513.983.2415)